SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

JOHNSON OUTDOORS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

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Filed by Johnson Outdoors Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

        On October 29, 2004, Johnson Outdoors Inc. issued a press release announcing that the Board of Directors of Johnson Outdoors approved an Agreement and Plan of Merger that provides for the merger of JO Acquisition Corp., a Wisconsin corporation, with and into Johnson Outdoors, with Johnson Outdoors as the surviving corporation. Also, on October 29, 2004, Johnson Outdoors sent communications to its employees and customers respecting the proposed merger. Under the terms of the proposed merger, public shareholders of Johnson Outdoors would receive cash for their shares, and the members of the Johnson family would acquire 100% ownership of Johnson Outdoors. Copies of the press release and form of employee and customer communications follow as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

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FOR IMMEDIATE RELEASE

CONTACT:	CYNTHIA GEORGESON 262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES BOARD APPROVAL OF $20.10 PER SHARE CASH MERGER

RACINE, Wisconsin, October 29, 2004 — Johnson Outdoors Inc. (Nasdaq: JOUT) today announced that its board of directors has approved a definitive merger agreement with JO Acquisition Corp., a newly formed entity established by members of the family of the late Samuel C. Johnson, including Helen P. Johnson-Leipold, Chairman and Chief Executive Officer of Johnson Outdoors.  Under the terms of the proposed merger, public shareholders of Johnson Outdoors would receive $20.10 per share in cash, and the members of the Johnson family would acquire 100% ownership of Johnson Outdoors.

        The board of directors of Johnson Outdoors acted upon the unanimous recommendation of a special committee of the Company’s independent directors, and has recommended that shareholders of the Company vote for approval of the merger agreement.  After careful consideration of many factors, including a thorough review with its independent advisors, the special committee determined that the merger was in the best interests of the Company and its shareholders other than the Johnson family and JO Acquisition Corp. The special committee’s independent financial advisor has delivered a written opinion to the effect that as of October 28, 2004, the merger consideration was fair from a financial point of view to the shareholders of Johnson Outdoors other than members of the Johnson family and JO Acquisition Corp. This determination by the special committee’s independent financial advisor was based on and subject to assumptions and limitations set forth in its written opinion.

        The $20.10 per share price represents a 21.2% premium to the average closing price of Johnson Outdoors Class A common stock for the 30 days prior to the February 20, 2004 announcement of the Johnson family’s initial proposal to acquire 100% ownership of Johnson Outdoors, and a 53.7% premium to the average closing price for the 52 weeks prior to the February 20, 2004 announcement.

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        The merger is subject to a number of conditions, including shareholder approval of the merger agreement and receipt of debt financing.  GE Commercial Finance has committed, subject to customary conditions, to provide debt financing for the transaction.

        Johnson Outdoors will schedule a special meeting of its shareholders for the purpose of obtaining shareholder approval of the merger agreement.  Shareholder approval of the merger agreement requires, among other required votes, the affirmative vote of two-thirds of the votes represented by outstanding shares of Johnson Outdoors Class A and Class B common stock not held by the members of the Johnson family or JO Acquisition Corp.; the affirmative vote of at least 80% of the votes represented by all outstanding shares of Johnson Outdoors Class A and Class B common stock; and the affirmative vote of a majority of the votes represented by all outstanding shares of Johnson Outdoors Class A common stock.

        The merger is expected to be completed in the first quarter of calendar year 2005, subject to customary conditions and approvals.

        William Blair & Company, L.L.C. served as financial advisor to the special committee of the Johnson Outdoors board of directors and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to the special committee. Valuemetrics Capital, L.L.C. and McDermott, Will & Emery LLP provided financial counsel and legal counsel, respectively, to JO Acquisition Corp.

ABOUT JOHNSON OUTDOORS INC.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak(tm) and Necky® kayaks; Minn Kota® motors; Humminbird® fishfinders; SCUBAPRO® and SnorkelPro; UWATEC® dive equipment; and, Eureka!® tents. Visit Johnson Outdoors online at http://www.JohnsonOutdoors.com.

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PROXY STATEMENT

Johnson Outdoors will file a proxy statement and other documents regarding the proposed merger described in this press release with the U.S. Securities and Exchange Commission (SEC).  The definitive proxy statement will be sent to shareholders of Johnson Outdoors seeking their approval of the merger agreement at a special meeting of shareholders.  Shareholders are urged to read the proxy statement and any other relevant document when they become available, because they will contain important information about Johnson Outdoors, the proposed merger and related matters.  Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Johnson Outdoors with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents may also be obtained free of charge by directing a request to Cynthia Georgeson, Johnson Outdoors Inc., 555 Main Street, Racine, Wisconsin 53403, tel: (262) 631-6600.

In addition to Johnson Outdoors, the company’s directors and executive officers may be deemed to be participants in the solicitation from Johnson Outdoors shareholders of proxies in favor of approval of the merger agreement.  Such participants may have interests in the merger, including as a result of holding shares of Johnson Outdoors common stock or derivative securities, such as stock options, the value of which is related to the price of Johnson Outdoors common stock.  Information regarding the participants and their interests will be contained in the proxy statement to be filed by Johnson Outdoors with the SEC in connection with the special meeting of shareholders.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this press release about future expectations, plans and prospects, including statements regarding consummation of the proposed merger, the filing of a proxy statement and the holding of a special meeting of shareholders to vote on the merger agreement, constitute forward-looking statements.  In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should” or “will” and other comparable expressions.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the matters discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward-Looking Statements” in our most recent quarterly report filed with the SEC, as well as factors relating to the proposed merger, including (1) diversion of management attention from the operations of the business as a result of preparations for the proposed merger and the defense of litigation in connection the proposed merger and (2) the cost of litigation and other transaction related expenses that are expected to be incurred regardless of whether the proposed merger is consummated.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are made only as of the date of this press release, and Johnson Outdoors undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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October 29, 2004

FROM:  Helen Johnson–Leipold

TO:  Johnson Outdoors Employees Worldwide

As you know, earlier this year, my family and I made an offer to purchase the outstanding public shares of Johnson Outdoors.  Our goal was, and still is, to return this company to its origins as a private, family-owned enterprise, free of the constraints and costs of operating as a publicly-traded entity.   I am pleased to tell you that the company today announced that our Board of Directors has approved an agreement allowing us to move closer to that goal.

Under the terms of the agreement, Johnson Outdoors will merge with a new entity established by the Johnson family solely to purchase the outstanding public shares of the company.  Subject to customary conditions and approvals, including shareholder approval of the merger agreement, we expect the transaction would be completed by the end of the first quarter of calendar 2005. A special shareholder meeting will be held to seek approval of shareholders. A definitive proxy statement will be filed with the U.S. Securities and Exchange Commission (SEC) and distributed to all shareholders in advance of this special meeting. (See below for more information.)

Employees who hold shares in the company’s 401(k) plan will receive a copy of the company’s proxy statement, as well as information regarding when and how shares can be voted. It is important for all shareholders to read the proxy statement as it will contain relevant information about Johnson Outdoors, the merger agreement and related matters. In the meantime, if you have any questions on any matter, please feel free to contact Kevin Mooney, Vice President of Human Resources, at 262-631-6652 or via e-mail @ kmooney@johnsonoutdoors.com.

We will be back in touch with more information in the coming weeks.  Let me emphasize that this is about a change in ownership, not a change in operations.  Public or private, our number one priority continues to be providing our customers with innovative, top-quality products and unparalleled service.  In fact, it is more important than ever that we show the same professionalism and dedication to our customers that they have come to expect from Johnson Outdoors. If you should receive any questions from customers about the proposed merger, please let them know that it continues to be business as usual here.

Finally, I want to thank you for your passion and dedication to excellence which have helped make Johnson Outdoors a leader in our industry.   As you have heard me say many times before, I am more excited than ever by the future of our company.

/s/ Helen P. Johnson-Leipold

Proxy Statement

Johnson Outdoors will file a proxy statement and other documents regarding the proposed merger with the U.S. Securities and Exchange Commission (SEC).  The definitive proxy statement will be sent to shareholders of Johnson Outdoors seeking their approval of the merger agreement at a special meeting of shareholders.  Shareholders are urged to read the proxy statement and any other relevant document when they become available, because they will contain important information about Johnson Outdoors, the proposed merger and related matters.  Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Johnson Outdoors with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents may also be obtained free of charge by directing a request to Cynthia Georgeson, Johnson Outdoors Inc., 555 Main Street, Racine, Wisconsin 53403, tel: (262) 631-6600.

In addition to Johnson Outdoors, the company’s directors and executive officers may be deemed to be participants in the solicitation from Johnson Outdoors shareholders of proxies in favor of approval of the merger agreement.  Such participants may have interests in the merger, including as a result of holding shares of Johnson Outdoors common stock or derivative securities, such as stock options, the value of which is related to the price of Johnson Outdoors common stock.  Information regarding the participants and their interests will be contained in the proxy statement to be filed by Johnson Outdoors with the SEC in connection with the special meeting of shareholders.

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YOU MAY HAVE QUESTIONS……

ABOUT THE TRANSACTION

1.	Why does Helen think we will be better off as a privately-held company? In general, Helen believes that being private and family-owned provides a company a competitive advantage, giving its management the freedom and flexibility to make decisions for the next generation, not the next quarter. As she stated in her letter to employees: “Our goal was, and still is, to return this company to its origins as a private, family-owned enterprise, free of the constraints and costs of operating as a publicly-traded entity.”

2.	What kind of transaction has been approved to effect becoming a private company? The board of directors of Johnson Outdoors approved a definitive merger agreement with JO Acquisition Corp., a newly formed entity established by members of the Johnson family, including Helen. If the merger agreement is approved by shareholders, JO Acquisition Corp. would merge with Johnson Outdoors. Shareholders other than the Johnson family would receive $20.10 per share for their shares and the Johnson family would acquire 100% ownership of Johnson Outdoors.

3.	Why are you calling it a merger? Isn’t it really a buyout? The Johnson family has established a separate entity – JO Acquisition Corp. — solely for the purposes of acquiring the outstanding public shares of Johnson Outdoors. The Board of Directors has approved a merger between this new entity and Johnson Outdoors, which will result in a single private, family-owned enterprise.

4.	What was the role of the special committee? How was the dollar amount of this new per share offer determined? The special committee was focused on fully and fairly evaluating the proposal and ensuring the integrity of the process. After careful consideration of many factors, including a thorough review with its independent advisors, the special committee determined that the merger was in the best interests of the Company and its shareholders other than the Johnson family and JO Acquisition Corp. A definitive proxy statement will provide shareholders more detail on the role of the special committee and the process leading up to the special committee recommendations.

5.	Why wasn’t being a public company working for us? The rising costs of compliance and the associated drain on internal resources can inhibit a company’s ability to invest where needed for the long-term. According to a study by the law firm of Foley & Lardner LLP, the cost of being public for a company with annual revenues of under $1 billion has increased 130 percent over the past two years. Johnson Outdoors estimates that by becoming a private company, it can realize future annual savings of nearly $1 million in reporting and compliance costs related to outside audit, legal and filing fees and services. If Johnson Outdoors becomes a private company, our people and financial resources can be focused exclusively and appropriately on growing our business.

6.	Won’t going private hurt our ability to grow? Absolutely not. For more than a century, Johnson Family Enterprises have thrived as private, family-owned and family-managed companies. Today, combined revenues and assets for the Johnson Family Enterprises total over $8 billion. In fact, Johnson Outdoors was a young and growing private business at the time of its initial public offering seventeen years ago.

7.	In what ways will company employees benefit from this transaction? Public or private, people will continue to work for a company with strong people-focused values, that treats employees fairly and with dignity and respect.

ABOUT OPERATIONS AND MANAGEMENT

8.	Will there be any changes to our name? What about to our management team? No changes are anticipated in connection with the merger.

9.	What effect will this have on staffing? Will there be any more layoffs? Any facility closings? No operational or organizational changes are anticipated in connection with the merger.

10.	How does this transaction affect our business strategy? The transaction is about a change in ownership, not in operations. As a private company, our strategies and financials would no longer be reported publicly every quarter, and therefore, no longer accessible to our competitors.

11.	Does becoming a private company have any bearing on our budgets for next year? Budget planning is focused on ensuring the right resources are directed on the right things to grow the business long-term, while meeting the shorter-term financial obligations of the company. The integration of new and advanced resource planning and financial systems and processes, enable us to develop budgets which reflect a more appropriate balance against both the long-term and short-terms business needs.

12.	What can we expect going forward? It is business as usual at Johnson Outdoors. Public or private, our number one priority remains providing superior products, outstanding customer service and unparalleled value in the marketplace.

13.	What do I tell our customers? That it is business as usual at Johnson Outdoors and that the transaction is about a change in ownership, not in operations. Public or private, our number one priority remains providing superior products, outstanding customer service and unparalleled value in the marketplace.

14.	What if a reporter asks me to comment? Media inquiries require an official comment from the company. So, please direct reporters to Cynthia Georgeson at 262-631-6653 or via e-mail at cgeorges@johnsonoutdoors.com.

15.	Are we permitted to enter into new contracts with customers and suppliers? What about routine transactions? Again, this is a change in ownership, not in operations. However, during the period leading up to a merger, Johnson Outdoors will be subject to certain restrictions under the merger agreement. Therefore, it is more important than ever that contracts be reviewed and approved by Legal Affairs prior to signing.

ABOUT THE PROCESS/NEXT STEPS

16.	What will happen next? When will the merger be completed? The Company’s Board of Directors has approved the merger agreement, but it can only go forward with shareholder approval. Subject to customary conditions and approvals, including shareholder approval of the merger agreement, we expect the transaction would be completed by the end of the first quarter of calendar 2005. A special shareholder meeting will be held to seek approval of shareholders. A definitive proxy statement will be filed with the U.S. Securities and Exchange Commission (SEC) and distributed to all shareholders in advance of this special meeting.

17.	When will the shareholder vote take place? The date of the special shareholder meeting, and information on when and how shares can be voted will be included in the definitive proxy statement. Definitive proxy statements cannot be distributed until after the SEC review process is completed.

18.	How do employees vote their shares held in the 401(k) plan? Held outside the 401(k) plan? Anyone with shares inside or outside the 401(k) plan can vote and will receive a copy of the definitive proxy statement in advance of the special shareholder meeting. LaSalle Bank will provide information regarding when and how 401(k) shares can be voted. Please read this information, and provide LaSalle Bank with confidential instructions on how you wish your shares held in the 401(k) to be voted prior to the special shareholder meeting. Shares in the plan for which LaSalle Bank has not received voting instructions prior to this meeting will be voted proportionate to those for which it has.

19.	What will happen if shareholders do not approve the merger? It will be business as usual. Public or private, our number one priority remains providing superior products, outstanding customer service and unparalleled value in the marketplace.

20.	How and when would I receive cash for the JOUT shares I hold in the 401(k) plan? If the merger is approved, each share of Johnson Outdoors common stock held in the 401(k) plan common stock fund, at the time the merger becomes effective, will be cancelled in exchange for the per-share merger consideration of $ 20.10. Your share of the common stock fund will be proportionately allocated among the remaining 401(k) plan investment alternatives in which you are invested on the transfer date. Both before and after this allocation occurs, you will continue to have the option of rebalancing your portfolio in accordance with the applicable plan.

ABOUT EMPLOYEE BENEFITS/CONTRACTS

21.	The Employee Stock Purchase Plan was a great value with the 15% discount. What will replace it? There are no plans at this time to replace this plan.

22.	It appears that the stock I am purchasing under the most recent Employee Stock Purchase Plan offering may be converted into the right to receive cash merger consideration before I have completed my payroll deductions to fully purchase the stock. If that is the case, can I continue with payroll deductions to fulfill my obligation? Payroll deductions for purchases of shares initiated during offering periods prior to the date of merger agreement will continue. There will not be any new offering periods.

23.	If the merger occurs, what will happen to the balance in my 401(k) when the shares are repurchased? As previously mentioned, your share of the 401(k) common stock fund will be proportionately allocated among the remaining 401(k) plan investment alternatives in which you are invested on the transfer date. Both before and after this allocation occurs, you will continue to have the option of rebalancing your portfolio in accordance with the applicable plan.

24.	If the merger occurs, what happens to my stock options? Option holders will become entitled to receive cash in respect of their company stock options, whether vested or unvested, when the merger occurs. The amount of cash for each option will be the product of (1) the excess, if any, of the per-share merger consideration of $20.10 over the per-share exercise price of the option, multiplied by (2) the number of shares subject to the option. [SAMPLE CALCULATION: $20.10 — $17.10 x 100 shares = $300.00]

In order to receive a cash payment in respect of any of your company stock options, you must consent in writing to this treatment of your company stock options. If you are an option holder, Kevin Mooney will be sending you a written consent form for your signature several weeks before the special meeting at which Johnson Outdoors shareholders will vote on approval of the merger agreement.

25.	I have unvested stock options. If this merger is completed before those options vest, what will happen? Unvested options will be treated in the same manner as vested options. See response to Question 24.

26.	Can I defer any proceeds due me from the exchange of my shares or options? No.

27.	Will this impact my JVM bonus plan? No.

Proxy Statement

Johnson Outdoors will file a proxy statement and other documents regarding the proposed merger with the U.S. Securities and Exchange Commission (SEC).  The definitive proxy statement will be sent to shareholders of Johnson Outdoors seeking their approval of the merger agreement at a special meeting of shareholders.  Shareholders are urged to read the proxy statement and any other relevant document when they become available, because they will contain important information about Johnson Outdoors, the proposed merger and related matters.  Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Johnson Outdoors with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents may also be obtained free of charge by directing a request to Cynthia Georgeson, Johnson Outdoors Inc., 555 Main Street, Racine, Wisconsin 53403, tel: (262) 631-6600.

In addition to Johnson Outdoors, the company’s directors and executive officers may be deemed to be participants in the solicitation from Johnson Outdoors shareholders of proxies in favor of approval of the merger agreement.  Such participants may have interests in the merger, including as a result of holding shares of Johnson Outdoors common stock or derivative securities, such as stock options, the value of which is related to the price of Johnson Outdoors common stock.  Information regarding the participants and their interests will be contained in the proxy statement to be filed by Johnson Outdoors with the SEC in connection with the special meeting of shareholders.

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Helen Johnson Leipold
Chairman & Chief Executive Officer

October 29, 2004

Name of Customer
Title
Street Address
City, State, Zip

Dear [INSERT FIRST NAME]:

As you may know, earlier this year, my family and I made an offer to purchase the outstanding public shares of Johnson Outdoors.  Our goal was, and still is, to return this company to its origins as a private, family-owned enterprise, free of the constraints and costs of operating as a publicly-traded entity.   I am pleased to tell you that Johnson Outdoors today announced that our Board of Directors has approved a merger agreement allowing us to move closer to that goal.

Subject to shareholder approval of the agreement and other customary closing conditions, we expect to complete the proposed merger in the first quarter of calendar 2005.  However, let me assure you that, public or private, our number one priority continues to be providing you, our customer, with innovative, top-quality products and unparalleled service.

We look forward to updating you regarding the merger, and hope you share our enthusiasm for the future.  In the meantime, if you have any questions, please contact Cynthia Georgeson at 262-631-6653 or via e-mail @ cgeorges@johnsonoutdoors.com.

All of us at Johnson Outdoors value the confidence that you have put in us as a trusted business partner and are committed to working hard to continue to earn your trust.

Sincerely,

/s/ Helen P. Johnson-Leipold